FBR&COMPANY
Earnings Call
October 23, 2013
9:00 a.m. ET

Operator:	Good day, ladies and gentlemen, and welcome to FBR & Co. Third Quarter 2013 Earnings conference call.

At this time, all participants are in a listen-only mode.  Later we will conduct a question-and-answer session, and instructions will be given at that time.  If anyone should require audio assistance during the conference, please press star then zero on your touch-tone telephone.  As a reminder, this conference call is being recorded.

I would now like to turn the conference over to Ms. Shannon Small, Senior Vice President. Ma'am, you may begin.

Shannon Small:	Thank you, and good morning. This is Shannon Small, Senior Vice President of Corporate Communications for FBR.

Before we begin this morning's call, I would like to remind everyone that statements concerning expectations, future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements.  These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to demand for securities offerings; activity in the secondary securities markets; interest rates; the realization of gains and losses on principle investments; available technologies; competition for business and personnel and general economic, political, and market conditions.  Additional information concerning these factors that could cause results to differ materially is contained on FBR's and report on Form 10-K and in quarterly reports on Form 10-Q.

Joining us on the call today is Brad Wright, Chief Financial Officer of FDR. I will now turn the call over to Rick Hendrix, Chairman and Chief Executive Officer.

Richard Hendrix:	Thank you, Shannon, and good morning, everyone.

Last night we reported third quarter net income of $6.4 million, or 48 cents per diluted share, on revenue of $34.1 million.  As noted in the release, these earnings include pretax operating income of $3.1 million and net income from discontinued operations of $3.6 million.  For the first nine months of 2013, the Company's net income was $88.2 million or $6.70 per diluted share, on revenue of $219.2 million.

For the quarter, our revenue was $34 million.  This is the lowest revenue quarter since the third quarter of last year and is indicative of the volatility that is inherent in our business model.  A more representative look at recent performance is our trailing 12-month revenue of $240 million, excluding about $38 million of revenue related to a transaction that was executed prior to that period.

The very nature of our business and the core strength of our franchise – large, frequently sole managed initial equity raises – is the primary reason our results can be volatile quarter to quarter.  The difference for us today, however, is with our reduced cost structure and more focused franchise, we are able to generate a quarterly profit at meaningfully lower revenue levels than was the case for much of our history.

Investment banking revenues for the quarter were $20 million and the transactions we completed spanned all of our banking groups.  The notable missing element this quarter was that we did not execute a large sole managed offering.  Even in good years, it is not unusual for us to have one or two quarters without such a deal.  We are optimistic that we will complete one or more deals of this type in the fourth quarter.

We maintained our substantial lead as the number one book runner of initial common stock offerings over the last 12 months across all industries for market caps of $1.5 billion and under*.  And, we were ranked number nine with a 5 percent market share for all book run common stock offerings across all industries for market caps of a $1.5 billion and under*.

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*Bookrunner Rankings, Dalogic ECM Analytics.  Includes rank-eligible transactions only for U.S. and Bermuda issuers (credit apportioned).

On the brokerage side of the business, in a quarter was the lowest daily cash equities volumes in recent history.  We generated net revenue of $13.2 million, up from $11.3 million in the third quarter of last year, and $13.1 million in the prior quarter.  The recently announced additions to our institutional brokerage business should lead to higher revenue and stronger client relationships.  It will also enhance distribution capabilities for our primary business.

We continue to deploy our capital in ways which support our operating businesses and generate positive returns for shareholders.  During the quarter, in addition to the buyback which I'll discuss in a moment, we generated $1.2 million in earnings from our principal investing activities.

Also during the quarter, we recognized a $3.6 million gain from discontinued operations.  This reflects the impact of increasing assets under management in the mutual funds business that we sold in the fourth quarter of 2012.  After the final payment early in November of this year, we anticipate the total proceeds from this sale will be approximately $37 million, almost $5 million more than the initial evaluation last October.

Our expense profile continues to be efficient and consistent with our targets.  Year-to-date comp to net revenue is on target at 56 percent.  Non-comp fixed expenses were $11 million for the quarter.  As we've said before, we expect to continue to realize additional savings in 2014, particularly in the areas of occupancy and technology.

Headcount as of September 30 was 269, compared to 265 at the end of the second quarter.  Last quarter, we reported that based on improved operating performance and our outlook for prospective performance, we had released a significant component of our valuation allowance held against deferred tax assets.  The Company has a year-to-date effective tax rate of approximately 4.5 percent, but including the valuation allowance release we reported a net tax benefit of $28 million for the nine months ended September 30.  While the year-to-date effective tax rate reflects our expectations for all of 2013, we expect to return to a more normalized rate in 2014.

Just last week, we announced the addition of a seasoned team of research sales and trading professionals from Lazard Capital Markets.  I'm pleased to report that within a week of that announcement, these new employees are already fully engaged with clients and contributing to our business and our culture.  With these additional resources in our consumer and TMT groups, as well as the reestablishment of a full healthcare vertical, we will achieve significantly more relevance and deliver measurable increases in value to our buy-side clients.  The feedback we've received to date has been extremely positive and supports that conviction.

Shareholders' equity was $307 million as of September 30, 2013 compared to $315 million as of June 30.  This decrease reflects the $20.4 million we invested in repurchasing 777,000 shares of common stock at an average price of $26.28 during the quarter.  Yesterday, the Board authorized the repurchase of up to an additional 2.5 million shares.  As of September 30, the Company's cash balance was $202 million and its book value per share was $26.40, up 58 cents in the quarter and 38 percent since the beginning of the year.

Before we open up the call to your questions, I want to once again thank our team for their outstanding focus and hard work this year.  Going forward, we will continue to focus on delivering differentiated ideas and execution in remaining committed to the key strengths of our franchise.  Said simply, we intend to remain a small firm that accomplishes big things.

Within that context, our goal is to become recognized as the best small-cap equities firm in the industry.  I'm confident having the right structure, the right business model and the right team in place that we're well on our way to achieving that goal.

Thank you, and operator, please open up the call for questions.

Operator:
Thank you.  Ladies and gentlemen, on the phone line, if you have a question, please press the star then the number one key on your touch-tone telephone.  If your question has been answered and you wish to remove yourself from the queue, please press the pound key.  Once again, if you have a question, please press star then one on your touch-tone telephone.

Our first question comes from Aaron Kindig from Hill Road Partners.

Aaron Kindig:	Nice job, thanks for taking the call. After the end of the quarter, the stock price was, I would say, decently below book value; any transactions there?

Richard Hendrix:	Regarding buyback activity?

Aaron Kindig:	Correct.

Richard Hendrix:
No.  When we get close to the end of the quarter and through the date of our earnings release – we're in a blackout period with regard to buyback activity.  So there's been nothing to date since the end of the quarter.

Aaron Kindig:	All right. You talked about normalized tax rates for 2014. Is that going to be for the full year 2014; do you think you will have more of a normalized tax rate?

Bradley Wright:	Yes, I think you could anticipate something in the high 30 percent, low 40 percent for the full year.

Aaron Kindig:	For the full year. Great. And then lastly, on headcount, do you think you are now where you need to be as far as headcount and skill sets, so forth going forward, or any potential additions?

Richard Hendrix:	We are comfortable with where we are post the group hire from Lazard. That puts us roughly at about 295 people currently. I don't anticipate meaningful increases from that level going forward.

Aaron Kindig:	Great. OK, thanks a lot guys.

Richard Hendrix:	Great, thank you.

Operator:	Thank you. Ladies and gentlemen, if you would like to ask a question, please press star then one.

Our next question comes from Kevin Mirise from Satuit Capital.

Kevin Mirise:
Guys, if you have addressed this, I know you just quantified.  I was going to ask about tax rate for next year.  I'll just take it one step further to 2015.  What kind of ballpark should we be looking at for tax rate there?

Bradley Wright:
I wouldn't expect it to be any different.  The only thing that's out there that has a potential to lower the rate is that we do have capital loss carryforwards remaining that to the extent we realize those that we will have decreases to the rate in even 2014, as well as 2015.  But I think, absent that, you should assume the roughly 40 percent rate would be ongoing.

Kevin Mirise:
OK.  I readily admit I'm fairly new to the story – any other modeling things that come to mind in terms of unusual things upcoming in the next year or two that should be factored in that you can comment on?

Bradley Wright:	Nothing that comes to mind.

Kevin Mirise:	Thank you.

Operator:	Thank you. Our next question comes from Albert Jones from Jones Capital Management.

Albert Jones:
Yes.  Hi.  Thanks for taking my questions.  As far as the new employees go, how quickly do you expect them to come up to speed as far as hitting the metrics that you have for all your employees as far as revenue per employee?  Would we expect them to ramp up quickly, or how long would that take?

Richard Hendrix:
We expect it to occur reasonably quickly.  I mean, we literally had research that was launched out of that research team last night and as we said on the call they are up and running and engaged with clients.  So we think we're going to begin to see an impact right out of the box.

In terms of getting to sort of a fully ramped run rate, I'd like to think that's going to occur over the next 3 to 6 months, and that effectively for 2014 that our revenue per head metrics and compensation per head metrics would all be consistent with the rest of the business.  With the one exception of we do expect our – based on the structure of the hire, we do expect a sort of one-time expense in 2014 that could raise our comp. to net revenue by 1.5 percent to 2.5 percent.  But in terms of a run rate and productivity metrics, I expect that that to be fully in place and intact for 2014.

Albert Jones:	Great. Can you give just some color on the couple of large deals that you may get here in the fourth quarter in the general overall IPO market at this point in time?

Richard Hendrix:
In terms of the IPO market generally, I would say that the market continues to be very constructive.  We're still seeing and have seen inflows into equity mutual funds, which is one of the things I think everybody should watch in terms of new issue calendar and the ability to get deals done.  So I think overall the healthy IPO market is pretty good.

In terms of our individual pipeline, we're not going to comment on specific transactions, but we do have a pipeline that gives us confidence of our ability to get one or more large sole managed transactions done in the fourth quarter.  And we have a pipeline that includes a lot of other transactions in addition to sort of the big FBR-specific events where we're going to be either a book runner or a co-book runner on IPOs and we've got some advisory work that is solidly in the backlog for the fourth quarter.  So we feel good about the backlog generally, but we're not in a position to comment on individual transactions.

Albert Jones:	Sure. As far as the new employees, are there some – are you getting some expertise there that will spread your verticals maybe to some new areas that you guys haven't been active in, in the past?

Richard Hendrix:
Specifically, we added three analysts in healthcare, and that really reopens an important industry for FBR.  We have had a presence in healthcare at different times in the past and have had success there from a banking standpoint and a trading perspective.

Healthcare is the largest sector of the economy today.  It's a place that we felt like we needed to be, and this was a great way to reenter that business.  So we've definitely expanded our industry focused with the addition of this team.

Albert Jones:	OK, guys, thanks. That's it for me. Great quarter.

Bradley Wright:	Thank you.

Richard Hendrix:	Great. Thank you.

Operator:	Thank you. Again, ladies and gentlemen, if you would like to ask a question, please press star then one on your touch-tone telephone. Again, to ask a question, star then one.

I'm showing no one else in queue at this time. I'd like to hand the conference back over to Mr. Hendrix.

Richard Hendrix:	Great. Thank you for joining us this morning and we look forward to talking to you early next year to report on the fourth quarter.

Operator:	Ladies and gentlemen, thank you for participating in today's conference. This concludes our program. You may all disconnect, and have a wonderful day.

END